Exhibit 99.1

SMG Industries, Inc. Announces Preliminary First Quarter 2019 Revenue Results

Oilfield Services Company SMG Reporting Preliminary Revenues of $1.7 Million for the First Quarter ended March 31, 2019, a 71% increase from the First Quarter 2018.

HOUSTON, TX / ACCESSWIRE / April 29, 2019 / SMG Industries, Inc. (the "Company") (OTCQB: SMGI), a growth-oriented oilfield services company operating in the Southwest United States today announced its preliminary unaudited results of its consolidated revenues for the quarter ended March 31, 2019 is expected to be $1.7 million, representing an increase of approximately 71% or $702 thousand from the first quarter of 2018, and a subsequent increase of $470 thousand from the previous quarter ended December 31, 2018.

The Company's First Quarter 2019 Quarterly Report on Form 10-Q is due on or before May 15, 2019 and will include unaudited full consolidated financial results and management's discussion and analysis.

Mr. Matt Flemming, CEO of SMG, stated: "SMG Industries executed on its buy and build strategy in 2018. Currently, the Company is pursuing additional and accredive acquisitions in 2019 with a plan to diversify across the drilling, completions and production market segments of the business."

About SMG Industries, Inc.: SMG Industries is a rapidly growing oilfield services company that operates throughout the Southwest United States. Through its wholly-owned operating subsidiaries, the Company offers an expanding suite of products and services across the market segments of drilling, completions and production. MG Cleaners LLC, serves the drilling market segment with proprietary branded products including detergents, surfactants and degreasers (such as Miracle Blue®) as well equipment and services crews that perform on-site repairs, maintenance and drilling rig wash services. SMG's rental division includes an inventory of over 800 bottom hole assembly (BHA) oil tools such as stabilizers, drill collars, crossovers and bit subs rented to oil companies and their directional drillers. SMG's frac water management division, know as Momentum Water Transfer, focuses in the completion or fracing market segment providing high volume above ground equipment and temporary infrastructure to route water used on location for fracing. SMG Industries, Inc. headquartered in Houston, Texas has facilities in Carthage, Odessa and Alice, Texas.

Read more at www.SMGindustries.com and www.MGCleanersllc.com and www.MomentumWTS.com.

Contact: Matthew Flemming, SMG Industries, Inc. +713-821-3153